EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of The Warnaco Group, Inc. (the "Company") and management's report on the effectiveness of internal control over financial reporting dated March 17, 2005, (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's plan of reorganization and emergence from bankruptcy as a new entity on February 4, 2003, 2) the restatement of the consolidated financial statements as of January 3, 2004 and for the year then ended, 3) a change in method of accounting for defined benefit pension plans, and 4) a change in method of accounting for goodwill and other intangible assets effective January 5, 2002), appearing in the Annual Report of Form 10-K of the Company for the fiscal year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 23, 2005